GEODE CAPITAL MANAGEMENT, LLC
GEODE CAPITAL MANAGEMENT LP

CODE OF ETHICS FOR PERSONAL INVESTING
AND INSIDER TRADING POLICY

Table of Contents

INTRODUCTION
1.	Am I subject to these rules?	2
2.	Which rules apply to me?	4
PART I Rules for All Non-Access Directors, Advisory Employees and Portfolio Managers of Geode		4
1.	Acknowledging your acceptance of the rules	5
2.	Complying with Federal Securities Laws	5
3.	Reporting violations to Geode Compliance	5
4.	Disclosing transactions in Covered Securities in limited circumstances.	6
PART II Additional Rules for Advisory Employees and Portfolio Managers		6
1.	Disclosing all securities accounts and holdings in Covered Securities	6
2.	Moving securities accounts to Geode-approved broker	8
3.	Disclosing transactions in Covered Securities	10
4.	Disclosing gifts of securities	10
5.	Pre-Clearing Trades	10
6.	Getting approval before investing in private securities transactions	12
7.	Getting approval to trade in Covered Accounts owned by others	13
8.	Complying with applicable trading limits	13
9.	Surrendering 60-day gains	14
10.	Communicating your ownership of securities in certain circumstances	15
11.	Portfolio investment decisions involving a company in which you hold a private investment	15
12.	Serving as a director	15
13.	Trading Hotlist Securities or other restricted securities	16
14.	Using short strategies	16
15.	Participating in IPOs	17
16.	Participating in an investment club	17
17.	Investing in a hedge fund	17
18.	Profiting from knowledge of Portfolio transactions	17
19.	Influencing a Portfolio to act in a way that benefits you or others	18
20.	Transacting with a Portfolio	18
21.	Attempting to defraud a Portfolio or the market	18
22.	Using a derivative to get around a rule	18
23.	Complying with Geode Policy on Insider Trading	18
(A)	How you may come into possession of Inside Information?	19
(B)	What to do when you acquire Inside Information?	19
(C)	Sanctions	21
24.	Limitations on Disclosure to Geode Directors	21
PART III Additional Rules for Portfolio Managers Only		23
1.	Failing to recommend or trade for a Portfolio	23
2.	Trading within seven days of a Portfolio	23

This Code of Ethics for Personal Investing has been adopted by Geode Capital Management, LLC and Geode Capital Management LP.  Geode Capital Management, LLC and Geode Capital Management LP are each referred to in this Code as “Geode.” Geode Compliance administers this policy. All violations of this Code will be reported to the Chief Compliance Officer of Geode.

This Code is based on the principle that the officers, directors and employees of Geode owe a fiduciary duty to Geode clients and investors in the funds managed by Geode and must place the interests of Geode’s clients and investors above their own.  Fiduciary responsibility applies to all of the investment companies advised by Geode or any of its affiliates, as well as to any client account for which Geode or any of its affiliates acts as an investment adviser.  Both types of portfolios are referred to in this Code as “Portfolios”. Among other things, engaging in market timing or late trading of the Portfolios is prohibited.

1.	Am I subject to these rules?

This Code applies to officers, directors, and employees of Geode who are involved in the management or operations of Geode or the Portfolios.

Three categories of people are distinguished for purposes of this Code:

•	Non-Access Board Members - Directors of Geode who fulfill all of the following conditions will be deemed “Non-Access Board Members”:

(1)
The Director is not an "interested person" (as defined in the Investment Company Act of 1940) of Geode.  A Director will not be deemed an “interested person” solely by virtue of (i) being a director of Geode and (ii) owning, controlling or holding (directly or indirectly) less than 5% of the outstanding voting securities of Geode;  and

(2)	The Director has no involvement with the day-to-day operations of either Geode or any Portfolio; and
(3)
The Director does not have online or other access to nonpublic information regarding trading activities or listings of current securities positions of any Portfolio or investment advisory recommendations or decisions of Geode.  Board and committee materials prepared by Geode, attendance at Board and committee meetings, and information provided by or at the direction of Geode’s Chief Compliance Officer do not ordinarily constitute such access.

All Directors of Geode are Non-Access Board Members, unless Geode Compliance in its sole discretion determines otherwise.

•
Advisory Employees – Includes all full-time employees, part-time employees, regular employees and temporary employees of Geode and all officers of Geode, except Non-Access Board Members.   Employees of Geode include temporary employees from agencies and, unless Geode Compliance in its sole discretion determines otherwise, independent contractors.  A person is an Advisory Employee regardless of (i) the geographic location where he or she works, and (ii) whether he or she works at a Geode office, at home or at any other non-Geode office.

•
Portfolio Managers – Only those Advisory Employees with responsibility for managing a Portfolio, or a portion of a Portfolio, and for making investment decisions for the Portfolio or a respective portion of it.  For purposes of this Code, the term Portfolio Managers includes assistant portfolio managers and analysts who primarily support portfolio managers and are involved in the day-to-day management of a Portfolio.

If you qualify for more than one category, your category is the more restrictive category – with Portfolio Manager being the most restrictive. You may also be placed in a particular category by designation of Geode Compliance.

Note that some rules apply not only to you, but also to anyone whose relationship to you makes them a “Covered Person.” This means that the Code can apply to persons owning assets over which you have control or influence or in which you have an opportunity to directly or indirectly profit or share in any profit derived from a securities transaction, which may include:

•	you

•	your spouse, or a domestic partner who shares your household

•
any of your children, stepchildren, and grandchildren, parents, step-parents, grandparents, siblings, parents-, children-, or siblings-in-law (whether related by blood, adoption, or marriage) if such person: (i) shares your household and (ii) is either under 18 or is supported financially by you

•	anyone else who has been told by Geode Compliance that he or she is a Covered Person

This is not an exhaustive list of Covered Persons.  Covered Persons may also include immediate family members who live with you that you do not financially support, or immediate family members whom you financially support or financially support you but do not live with you.  If you have any doubt as to whether someone is a Covered Person, see Geode Compliance.  Geode Compliance retains the discretion to interpret the rules and to decide how they apply to any given situation.

2.	Which rules apply to me?

This Code of Ethics is divided into three parts.  Which category you are in determines which parts apply to you.

The rules in Part I apply to all Non-Access Board Members, Advisory Employees and Portfolio Managers of Geode.  If you are a Non-Access Board Member, these are the only rules that apply to you.  These rules are:

1.           Acknowledging your acceptance of the Geode Code

2.           Complying with federal securities laws

3.           Reporting violations to Geode Compliance

4.	Disclosing transactions in Covered Securities in certain limited circumstances

The rules in Part II apply to Advisory Employees and Portfolio Managers.  These rules are:

1.	Disclosing all securities accounts and holdings in Covered Securities

2.	Moving all securities accounts to Geode-approved broker (this requirement does not apply to part-time or temporary employees and independent contractors)

3.	Disclosing transactions in Covered Securities

4.	Disclosing gifts of securities

5.	Pre-clearing trades

6.	Getting approval before investing in private securities transactions

7.	Getting approval to trade in covered accounts owned by others

8.	Complying with applicable trading limits

9.	Surrendering 60-day gains

10.	Communicating your ownership of securities in certain circumstances

11.	Requesting review of Portfolio investment decisions involving an issuer in which you hold a private investment

12.	Getting prior approval to serve as a director

13.	Prohibition on trading in Hotlist Securities and restricted securities

14.	Prohibition on using short strategies

15.	Prohibition on participation in IPOs

16.	Prohibition on participation in an investment club

17.	Prohibition on investing in a hedge fund

18.	Prohibition on profiting from knowledge of Portfolio transactions

19.	Prohibition on inducing a Portfolio to act in one’s benefit

20.	Prohibition on transacting with a Portfolio

21.	Prohibition on defrauding a Portfolio

22.	Prohibition on using derivatives to circumvent the rules

23.	Complying with Geode Policy on Insider Trading

24.	Limitations on disclosures to Geode Directors

The rules in Part III apply to Portfolio Managers only.  These rules are:

1.	Prohibition on not recommending or trading a suitable security for a Portfolio

2.	Prohibition on trading within 7 days of a Portfolio

PART I  Rules for All Non-Access Directors, Advisory Employees and Portfolio Managers of Geode

Following the rules — in letter and in spirit
The rules covered in this policy serve two important purposes — one regulatory, the other business.  In general, investment firms are required to have rules governing personal securities transactions by people associated with the firm.  The rules in this policy were created to address these requirements.

As a Non-Access Director, Advisory Employee or Portfolio Manager of Geode, you have a fiduciary duty.  That means always placing the interests of firm's clients, including the Portfolio shareholders, above your own personal interests.  It means never taking unfair advantage of your relationship to the Portfolios or Geode in attempting to benefit yourself or another party.  Among other things, engaging in market timing or late trading of the Portfolios is prohibited.  And it means never acting in a way that interferes or conflicts with the operation of the Portfolios or Geode’s business.  Any behavior that violates your fiduciary duty – or that even gives the appearance of doing so – could harm the company's reputation and business.  Among other things, you need to comply with policies in the prospectus or other offering document of any Portfolio as they relate to limits on excessive trading.

Because no set of rules can anticipate every possible situation, it’s essential that you follow these rules not just in letter, but in spirit as well.  Any activity that compromises Geode’s integrity, even if it doesn’t expressly violate a rule, has the potential to be construed as a violation of your fiduciary duty and may result in scrutiny or further action from Geode Compliance.

WHAT’S REQUIRED

1.	Acknowledging your acceptance of the rules

When you begin working at Geode (or begin service as a Director), and again each year, you’re required to sign an Acknowledgment Form (available on Geode’s Intranet Site), in which you indicate that:

•	you understand and will comply with all rules that currently apply to you

•	you’ll comply with any new or existing rules that become applicable to you in the future

TO DO
If you are a New Non-Access Director, Advisory Employee or Portfolio Manager:
•	Sign and return a hard copy of the Acknowledgment Form within 10 days of hire.

If you are a Current Non-Access Director, Advisory Employee or Portfolio Manager:
•	Acknowledge your acceptance every year by the deadline set for that year by Geode Compliance.

2.	Complying with Federal Securities Laws

In addition to complying with these rules and other company-wide policies, you need to comply with “Federal Securities Laws,” which means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all rules established under these Acts.

3.	Reporting violations to Geode Compliance

If you become aware that you or someone else has violated any of these rules, you need to promptly report the violation.

TO DO
•
Notify Geode’s Chief Compliance Officer.  The Chief Compliance Officer will keep confidential the identity of the person reporting a violation. No retaliation is permitted against someone who reports a violation.

4.	Disclosing transactions in Covered Securities in certain limited circumstances.

In the unlikely event that a Non-Access Board Member is provided nonpublic information regarding Portfolios’ trading in and holdings of Covered Securities or investment advisory recommendations or decisions of Geode with respect to Covered Securities in the Board and committee materials prepared by Geode, through attendance of the Board and committee meetings, or if Geode’s Chief Compliance Officer deems that the Board Member needs to know such information in order to fulfill his fiduciary duties, such Board Member will not lose his status as a Non-Access Board Member.  Such Board Member will, however, be required to comply with this Part I.4.

A Non-Access Board Member need not file reports of his or her transactions in Covered Securities, as defined in Part II.1, unless at the time of the transaction such Board Member knew, or in the ordinary course of fulfilling his or her duties as a Geode Board Member should have known (from non-public information): (a) that one or more of the Portfolios had purchased or sold or was actively considering the purchase or sale of that Covered Security within the 15-day period preceding the Board Member’s transaction, or (b) that one or more Portfolios would be purchasing, selling or actively considering the purchase or sale of that Covered Security within the 15 days following the Board Member’s transaction.  The knowledge in question is the Board Member’s knowledge at the time of the Board Member’s transaction, not knowledge subsequently acquired.  If you are required to report a transaction in a Covered Security pursuant to the rule described above, complete a Securities Transaction Report (to be provided by Geode’s Chief Compliance Officer) and submit it to Geode Compliance within 30 days of the end of the quarter in which the transaction was completed.

PART II  Additional Rules for Advisory Employees and Portfolio Managers

WHAT’S REQUIRED

1.	Disclosing all securities accounts and holdings in Covered Securities

All Advisory Employees and Portfolio Managers must disclose information about their Covered Accounts (as defined below) and holdings of Covered Securities (as defined below), unless an exception applies.

The term “Covered Account” encompasses a fairly wide range of accounts.  Important factors to consider are your actual or potential investment control over an account, whether you benefit financially from an account, and what your family and financial relationships are with the account holder.  Examples of Covered Accounts include any account holding Covered Securities (including shares of mutual funds advised or subadvised by Geode) that belongs to any of the following owners:

•	a Covered Person

•
any corporation or similar entity where you, or any of your children, stepchildren, and grandchildren, parents, step-parents, grandparents, siblings, parents-, children-, or siblings-in-law (whether related by blood, adoption, or marriage) sharing your household, are a controlling shareholder or participate in investment decisions by the entity

•	any trust of which you and/or another Covered Person:

o	participate(s) in making investment decisions for the trust;

o	is a trustee of the trust; or

o
is a settlor and you can revoke the trust by yourself and you participate in making investment decisions for the trust and if the Covered Person is the trustee, such Covered Person can revoke the trust by himself or herself and he/she participates in making investment decisions for the trust

•	any account over which you have a power of attorney or other control

•	any undertaking or account in which you have or a Covered Person has the opportunity to directly or indirectly profit or benefit from a transaction in a security.

The term “Covered Security” encompasses most types of securities, including:

•      shares of a Portfolio that is advised or subadvised by Geode;

o	If you are invested in a mutual fund or exchange-traded fund (ETF) of another company, check the prospectus to see if it is advised or subadvised by Geode. If you are unsure, contact Geode Compliance.

•	interests in a variable annuity in which any of the underlying assets are held in Portfolios advised or subadvised by Geode;

o
If you are invested in a variable annuity, check the prospectus to see if any of its underlying assets are held in Portfolios advised or subadvised by Geode. If you are unsure, contact Geode Compliance.

•	shares of stock (of both public and private companies);

•	corporate and municipal bonds;

•	bonds convertible into stock;

•	options on securities (including options on stocks and stock indexes);

•	security futures and futures on broad-based market indexes;

•	shares of ETFs;

•	shares of closed-end funds;

•	commodities and options and futures on actual commodities (such as, grains or metals traded on a commodities exchange); and

•	commodity indexes and options and futures on commodity indexes.

Exceptions
The only securities that are not Covered Securities are:

•	shares issued by money market funds;

•	shares of open-end mutual funds that are not advised or subadvised by Geode;

•	interests in 529 College Savings Plans;

•
shares, debentures, or other securities issued by Geode or unregistered Portfolios managed by Geode where the interests held by bona fide institutional clients of Geode equal or exceed 75% of the total net asset value of the outstanding interests in the investment portfolio at the time of issuance to the Geode Advisory Employee or Portfolio Manager;

•	U.S. Treasury securities;

•	obligations of U.S. government agencies and instrumentalities with remaining maturities of one year or less;

•	money market instruments, such as certificates of deposit, banker’s acceptances, and commercial paper;

TO DO
Advisory Employees and Portfolio Managers who are newly hired or made subject to this Code
Within 10 days of hire or of being notified that this Code applies to you, submit an Accounts and Holdings Form (available on Geode’s Intranet Site) showing all of your and your Covered Persons’ securities accounts and holdings of Covered Securities.  If neither you, nor your Covered Persons have any securities accounts or holdings, use the form to tell us so.

Current Advisory Employees and Portfolio Managers
•
If a Covered Account that contains Covered Securities is newly opened by you or your Covered Person or becomes associated with you or your Covered Person (such as through a marriage or death), promptly report such new Covered Account to Geode Compliance by completing an Accounts and Holdings Form available on Geode’s Intranet Site.

•
If a Covered Account that does not contain Covered Securities is newly opened by you or your Covered Person or becomes associated with you or your Covered Person (such as through a marriage or death), report such new Covered Account to Geode Compliance at the time Geode Compliance makes its yearly request for this information by completing the appropriate section of the Holdings Verification Report supplied by Geode Compliance.

2.	Moving securities accounts to Geode-approved broker

While at Geode, you need to maintain your Covered Accounts in which you can trade stocks, bonds, options, futures or shares of mutual funds advised or subadvised by Geode at a broker approved by Geode.

TO DO
•	Transfer assets to your Geode-approved broker.

•	Close all of your external Covered Accounts.

Exceptions

•
This rule does not apply to accounts that trade only shares of mutual funds that are not advised or subadvised by Geode.  If you have a mutual funds account that invests in funds advised or subadvised by Geode, you need to move this account to the Geode-approved broker.

•	Unless notified by Geode Compliance, this rule also does not apply to part-time and temporary employees and independent contractors of Geode.

•	With approval from Geode Compliance, you or a Covered Person can keep a Covered Account at a financial institution other than the Geode-approved broker if any of the following applies:

•	it contains only securities that can’t be transferred

•	it exists solely for products or services that are unlike any that Geode’s approved broker provides or advises

•	it exists solely because your spouse’s or domestic partner’s employer also prohibits external Covered Accounts

•	it is managed solely by a third-party registered investment advisor

•	it is associated with an ESOP (employee stock option plan) or an ESPP (employee stock purchase plan) in which a related Covered Person is the participant

•
it is required by a direct purchase plan, a dividend reinvestment plan, or an automatic investment plan with a public company (collectively, “DPPs”) in which regularly scheduled investments are made or planned

•	it is required by a trust agreement

•	it is associated with an estate of which you are the executor, but not a beneficiary, and your involvement with the account is temporary

•	the holdings are maintained in a retirement plan or other defined benefit or defined contribution plan that prohibits the transfer of these holdings to the Geode-approved broker

•	you can show that transferring the holdings would create a significant hardship

TO DO

•	For permission to maintain an external account, contact Geode Compliance.

•	Provide a current statement for each account you request permission for.

•	For DPPs, and ESPPs (if applicable) provide the investment schedule pursuant to which regular investments are being made or will be made.

3.	Disclosing transactions in Covered Securities

You need to disclose transactions in Covered Accounts that involve Covered Securities (including transactions in shares of mutual funds advised or subadvised by Geode).

TO DO
•
Arrange with the Geode-approved broker for duplicate copies of all your trade confirmations and monthly account statements (including any accounts that are not approved) to be sent to Geode Compliance.

•
Disclose any transaction in Covered Securities that would not otherwise be reported to Geode Compliance (for example, if you inherit stock that is in the form of certificate shares). Complete a Securities Transaction Report (available on Geode’s Intranet Site) and submit it to Geode Compliance within 30 days of the end of the quarter in which the transaction was completed.  Not filing this form will be considered an affirmative statement that you have no transactions of this type to report.

Exceptions
You do not have to report transactions in any Covered Account if the transactions are being made under an Automatic Investment Plan (see definition below), the details of which have been provided to Geode Compliance.  For these purposes, an “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) Covered Accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

4.	Disclosing gifts of securities

You need to notify Geode Compliance of any Covered Securities that you or a Covered Person gives, donates, or transfers to another party, or that you or a Covered Person receives or acquires from another party.  This includes, among other things, inheritances of securities and donations of securities to charities.

TO DO
•	Complete a Securities Transaction Report (available on Geode’s Intranet Site) within 30 days following the end of the quarter during which the gift or transfer was made.

5.	Pre-Clearing Trades

Purpose
The purpose of this rule is to reduce the possibility of conflicts between trades in Covered Accounts and trades made by the Portfolios.  When you apply for pre-clearance, you’re not just asking for approval.  You’re giving your word that you:

•	don’t have any Inside Information on the security you want to trade

•	are not using knowledge of actual or potential Portfolio trades to benefit yourself or others

•	believe the trade is available to the general investor on the same terms

•	will provide any relevant information requested by Geode Compliance

Rules relating to pre-clearance
You and any Covered Person must clear in advance all proposed orders to buy or sell a Covered Security.  It’s important to understand the following rules before requesting pre-clearance for a trade:

•	You have to apply for pre-clearance on the same day you want to trade and prior to placing the trade.

•	Pre-clearance approval is only good for one day. If you don’t use it that day, it expires.

•
Place day orders only (orders that automatically expire at the end of the trading session).  Good-till-cancelled orders (such as orders that stay open indefinitely until the market price of a security reaches a specified price) are not permitted.

•
Check the status of all orders at the end of the day and cancel any orders that haven’t been executed.  If any Covered Person leaves an order open and it is executed the next day (or later), it will generate a violation that will be assigned to you.

•
Unless an exception listed below applies or Geode Compliance has instructed you otherwise, these pre-clearance rules apply to all of your Covered Accounts — including both accounts at the Geode-approved broker and any other brokerage accounts.

Exceptions
You don’t need to pre-clear trades in certain Covered Securities. These include:

•
shares of mutual funds advised or subadvised by Geode (shares of mutual funds that are not advised or subadvised by Geode are not subject to pre-clearance because they are not considered Covered Securities)

•
options and futures on, and ETFs that track the following indexes: Dow Jones Industrial Average, NASDAQ 100, S&P 100, S&P Midcap 400, S&P 500, S&P Europe 350, Russell 1000, Russell 2000, Morgan Stanley Consumer Index, FTSE 100, Nikkei 225, NSE S&P CNX Nifty 50, S&P/TSX 60, FTSE Mid 250, FTSE 350, Deutscher Aktien IndeX (DAX 30), and Hang Seng 100.  Trades in all other ETFs, options and futures need to be pre-cleared

•	commodities, options and futures and ETFs on actual commodities (such as, grains or metals traded on a commodities exchange) or commodity indexes

•	securities being transferred as a gift

•	automatic dividend reinvestments

•	rights subscriptions

•	currency warrants

•	options, futures and ETFs based on one or more instruments that are not covered securities (e.g., currencies, US Treasuries)

With the prior approval of Geode Compliance, there are a few situations where you may be permitted to trade without pre-clearing.  These situations are:

•	trades in a Covered Account that is professionally managed by a third party

•	trades made through an automatic, regular program that has been disclosed to and approved by Geode Compliance in advance

•	when you can show that repeated rejection of your pre-clearance request is causing a significant hardship

Prohibited Trades
Generally, requests will not be approved if we determine your transaction may take advantage of or hinder trading by the Portfolios.

•
A personal trade will not be permitted if a Portfolio advised or subadvised by Geode holds such security and current day aggregate Portfolio trading exceeds 10% of the security’s last five days’ average trading volume in the market.  All Advisory Employees and Portfolio Managers of Geode are subject to this restriction.

•	Trading in a Geode managed ETF after market close is prohibited. An exception to trading after market close is allowed only in an approved account that is professionally managed by a third party.

Geode reserves the right to reject, in its sole discretion, any proposed trade.

TO DO
If you are an Advisory Employee or Portfolio Manager who is newly hired or made subject to this Code

•	Immediately cancel any good-till-cancelled orders in your Covered Accounts.

TO DO
To avoid errors, use these step-by-step instructions to pre-clear a trade:
1.	Retrieve the Pre-clearance Form from the Geode Intranet Site. Complete the form and e-mail it to Geode Compliance. Geode Compliance will respond to you via e-mail.
2.	Do not trade unless you receive approval from Geode Compliance.
3.	Place your order. Be sure your order is for the same security, direction, and quantity (or a lesser quantity) as your pre-clearance approval. Do not place a good-till-cancelled order.
4.	Check the status of your order at the end of the day.
5.	Cancel any orders that haven’t been filled.

6.	Getting approval before investing in private securities transactions

You or any Covered Person needs prior approval from Geode Compliance to invest in any private placement or other private securities transaction, if the securities involved are Covered Securities.  Note the additional restrictions under the heading “Requesting review of Portfolio investment decisions involving an issuer in which you hold a private investment” that apply to you.

TO DO
•	Before investing in any private investment, fill out a Private Transaction Request Form (available on Geode’s Intranet Site).

•	Get the necessary approval from your manager, division head, or other authority, as described on the request form.

•	Submit the request to Geode Compliance and await approval.

•	If approved, report the final transaction within 30 days of the end of the quarter in which it was completed, using a Securities Transaction Report (available on Geode’s Intranet Site).

7.	Getting approval to trade in Covered Accounts owned by others

Generally, you may not exercise trading authority over an account that does not fall under the definition of Covered Account (i.e., that is not subject to reporting to Geode).

However, with prior approval from Geode Compliance, you can maintain and exercise trading authority over an account owned by a member of your family, even if it does not fall under the definition of Covered Account.  Once approved, such account will be subject to the same reporting rules as your Covered Accounts, and its owner(s) will be considered Covered Person(s).

TO DO
If you are a New Advisory Employee or Portfolio Manager
•	Take immediate steps to terminate any authority you may have to trade Covered Securities in a non-Covered Account.

•	To request an exception from this rule, submit a request to Geode Compliance. Don’t direct any trades in the account until you get written approval from Geode Compliance.

If you are a Current Advisory Employee or Portfolio Manager
•	If you want to trade in an account that may qualify for an exception, submit a request to Geode Compliance. Don’t direct any trades in the account until you get written approval from Geode Compliance.

8.	Complying with applicable trading limits

Excessive trading is strongly discouraged.  In general, anyone placing more than 60 trades in a quarter should expect additional scrutiny of their trades.  Geode Compliance monitors trading activity, and may limit the number of trades allowed in your Covered Accounts during a given period.

Exceptions

This rule does not apply to transactions made in a Covered Account that is professionally managed by a third-party investment adviser who has discretionary trading authority over the account. To take advantage of this exception, you need written approval in advance from Geode Compliance.

TO DO
•	Comply fully and promptly with any trading limits placed on your Covered Accounts by Geode Compliance.

9.	Surrendering 60-day gains

Any sale of Covered Securities in a Covered Account will be matched against any purchases of that security, or its equivalent, in the same account during the previous 60 days (starting with the earliest purchase in the 60-day period).  Any gain resulting from any matched transactions must be surrendered.  For specific information about how option transactions are treated under this rule, see the examples below.

Gains are calculated differently under this rule than they would be for tax purposes.  Neither losses nor potential tax liabilities will be offset against the amount that must be surrendered under this rule.

Exceptions
This rule does not apply:

•	to transactions in securities that are not considered Covered Securities (for example, this rule does not apply to transactions in shares of mutual funds that are not advised or subadvised by Geode).

•
to transactions in ETFs that track, and options and futures on the following indexes: Dow Jones Industrial Average, NASDAQ 100, S&P 100, S&P Midcap 400, S&P 500, S&P Europe 350, Russell 1000, Russell 2000, Morgan Stanley Consumer Index, FTSE 100, Nikkei 225, NSE S&P CNX Nifty 50, S&P/TSX 60, FTSE Mid 250, FTSE 350, Deutscher Aktien IndeX (DAX 30), and Hang Seng 100.

•	to transactions in commodities, options and futures and ETFs on actual commodities (such as, grains or metals traded on a commodities exchange) or commodity indexes.

•	to transactions in options, futures and ETFs based on one or more instruments that are not covered securities (e.g., currencies, US Treasuries).

•	to transactions made in a Covered Account that is professionally managed by a third-party investment adviser who has discretionary trading authority over the account.

•
when the rule would prevent you from realizing a tax loss on a proposed trade.  This exception is not automatic and requires the advanced written approval of Geode Compliance.  Approval will be based on Portfolio trading and other pre-clearance tests.  You are limited to a total of three exceptions per calendar year across all of your Covered Accounts.

TO DO
•
Before trading a security in a Covered Account that might trigger this rule, make sure you understand how much may have to be surrendered.  The calculation may be complicated, especially if options or multiple prior purchases could be involved.  If you have any doubt, contact Geode Compliance.

•	To request permission for a tax loss exception, contact Geode Compliance before trading. Allow at least two business days for your request to be considered.

Option transactions under the 60-Day Rule

Option transactions can be matched in two ways:

•	to prior purchases of the underlying security

•	to prior option transactions in the opposite direction.

When matching an option transaction to prior purchases of the underlying security, selling a call and buying a put are treated as sales and will be matched to any purchases of the underlying security made during the preceding 60 days.

When matching an option transaction to prior option transactions, a closing position is matched to any like opening positions taken during the preceding 60 days.

Exercising an option

•	The initial purchase or sale of an option, not the exercise or assignment of the option, is matched to any opposite transactions made during the preceding 60 days.

•	The sale of the underlying securities received from the exercise of an option will also be matched to any opposite transactions made during the period.

Automatic liquidation

There is no exception to the 60-Day Rule for the selling of securities upon the automatic exercise of an option that is in the money at its expiration date.  To avoid surrendering 60-day gains that would result from an automatic liquidation, you need to cancel the automatic liquidation before it happens.

10.	Communicating your ownership of securities in certain circumstances

If you make any communication that is intended to influence or may influence a Portfolio’s decision to buy, hold or sell a security while you are holding such security in a Covered Account or while you or any Covered Person decided to place a trade in such security, you must disclose the information about your personal interest in the security to the person responsible for the investment decisions of the Portfolio and to Geode Compliance at the same time as you are making such communication.

11.	Portfolio investment decisions involving a company in which you hold a private investment

If you or your Covered Person make a private investment in a company in compliance with Section 6 above, and subsequently you play a material role in a Portfolio’s decision to buy, hold or sell securities of that company, you must take the following steps:

•	Disclose the private interest to the person(s) making the investment decision about the security in question.

•	Contact Geode senior management and obtain an independent review of any decision to buy the securities for your assigned Portfolio(s) before buying for the Portfolio(s).

12.	Serving as a director

You need to get approval in advance to serve as a director or trustee of a publicly traded company or a privately held company that is likely to issue shares.  Approval depends on a determination that the activity would be in the best interests of the Portfolios and their shareholders.  Prior approval is required for other activities as well, including accepting additional employment outside of Geode or participating in an activity that may create an actual or perceived conflict of interest with Geode.

TO DO
If you are a New Advisory Employee or Portfolio Manager
•	Request approval to continue to participate in any covered activities by completing an Outside Activities and Affiliations Request Form (available at Geode Intranet Site).

If you are a Current Advisory Employee or Portfolio Manager
•	Request approval before participating in any covered activities by completing the form mentioned above.

WHAT’S PROHIBITED

13.	Trading Hotlist Securities or other restricted securities

Geode Advisory Employees and Portfolio Managers are prohibited from trading any securities that appear on the Hotlist maintained by Geode Compliance.  Geode Compliance will place on the Hotlist the following securities: (i) any securities being added to or deleted from an index of one of the Geode-managed index funds if, in the determination of the Chief Compliance Officer (CCO) in consultation with Geode’s management, such addition or deletion will result or is likely to result in a change to the Geode-managed index fund; (ii) certain securities traded by one of the Geode-managed unregistered funds, as determined by volume test or other limits set by the CCO in consultation with Geode’s senior management; and (iii) any other security deemed restricted by Geode Compliance. These additions and deletions will be included on the Hotlist beginning on the earlier of (i) 15 days prior to the effective date of the index add or delete or (ii) the publication date of the index add or delete.  The index fund adds or deletes will be removed from the Hotlist after 15 days following the effective date of the add or delete.

14.	Using short strategies

Not permitted in any Covered Account:

•
selling a security that is on loan to you from a broker dealer (rather than owned by you) at the time you sell it (a “short position”) if the short position in that security that exceeds the same Covered Account’s long position in that security (or its equivalent); this prohibition includes buying puts to open, selling calls to open, and selling securities short.

Permitted in any Covered Account:

•	selling a short a given number of shares of a security while holding the same number of shares, or more, of the security in your Covered Account.

•
short strategies that track the following indexes: Dow Jones Industrial Average, NASDAQ 100, S&P 100, S&P Midcap 400, S&P 500, S&P Europe 350, Russell 1000, Russell 2000, Morgan Stanley Consumer Index, FTSE 100, Nikkei 225, NSE S&P CNX Nifty 50, S&P/TSX 60, FTSE Mid 250, FTSE 350, Deutscher Aktein IndeX (DAX 30), and Hang Seng 100.

•	options, futures and ETFs based on one or more instruments that are not covered securities (i.e., currencies, US Treasuries).

15.	Participating in IPOs

A Covered Person is not allowed to participate in an IPO (initial public offering) where no public market in a similar security of the issuer previously existed.  This rule applies to equity securities, corporate debt securities, and free stock offers through the Internet. With prior approval from Geode Compliance, you may participate if:

•	you have been offered shares because you already own equity in the company

•	you have been offered shares because you’re a policyholder or depositor of a mutual company that is reorganizing into a stock company

•	your spouse or domestic partner has been offered shares because of his or her employment with the company

TO DO
•	Request approval to participate in an IPO that may qualify as an exception from Geode Compliance.

•	Don’t participate in any IPO without written approval from Geode Compliance.

16.	Participating in an investment club

No Covered Person may participate in an investment club or similar entity.

17.	Investing in a hedge fund

No Covered Person may invest in a hedge fund, alternative investment, or similar investment product or vehicle.

Exceptions
•
Subject to applicable provisions of this Code, this rule does not apply to any securities issued by unregistered Portfolios managed by Geode where the interests held by bona fide institutional clients of Geode equal or exceed 75% of the total net asset value of the outstanding interests in the investment portfolio at the time of issuance to the Geode Advisory Employee or Portfolio Manager.

•
A hedge fund, alternative investment, or similar investment product or vehicle that you bought prior to your designation as a Covered Person at Geode.  New Geode Covered Persons may maintain existing hedge fund investments until the first liquidation opportunity.  This exception is subject to the prior approval of Geode Compliance.

To Do
•	Request approval to maintain existing hedge fund investments that may qualify as an exception from Geode Compliance.

18.	Profiting from knowledge of Portfolio transactions

You may not use your knowledge of transactions in Portfolios advised by Geode to profit by the market effect of these transactions.

19.	Influencing a Portfolio to act in a way that benefits you or others

The Portfolios advised or subadvised by Geode are required to act in the best interests of their shareholders and clients.  Accordingly, you are prohibited from influencing any of these Portfolios to act for the benefit of any other party other than its shareholders or clients.

For example, you may not influence a Portfolio to buy, sell, or refrain from trading a security in order to affect that security’s price to advance your own interests or the interests of a party that has or seeks to have a business relationship with Geode.

20.	Transacting with a Portfolio

No Covered Person may engage in any transaction with a Portfolio other than in the regular performance of business duties, or permitted purchases or sales of Portfolio shares.

21.	Attempting to defraud a Portfolio or the market

Attempting to defraud a Portfolio or the market in any way is a violation of Geode policies and federal law.

22.	Using a derivative to get around a rule

If something is prohibited by these rules, then it’s also against these rules to effectively accomplish the same thing by using a derivative.  This includes futures, options, options on futures, and other types of derivatives.

23.	Complying with Geode Policy on Insider Trading

The following is the Geode’s policy governing “Inside Information,” which is information about a company that is both Material and Nonpublic (as defined below).  These rules apply regardless of whether you have obtained the Inside Information as a part of your job.  These rules apply to any use of information obtained during your period of employment with Geode, even if that use occurs after your employment is terminated.  The law imposes severe sanctions for violations of the insider trading laws, and Geode takes very seriously the need to ensure compliance with the securities laws and its own policies.

In order to understand and comply with this policy, you need to understand two definitions.  These definitions may be broader than the applicable legal standards because Geode’s policies in some respects apply a higher standard that that required by the Federal Securities Laws.  These definitions are:

Material

Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or if public disclosure of that information would reasonably be expected to affect the price of the security or related securities of the company.  The information need not be so important that it would have changed the investor’s decision to buy or sell.

Nonpublic

Information is “Nonpublic” when it has not been disseminated in a manner making it available to investors generally.  Information is “public” when it has been made available to investors generally by such means as national business and financial news services (e.g., Dow Jones, Bloomberg or Reuters), and national news services (e.g., Associated Press, New York Times or Wall Street Journal).  These are only examples and information may become public in other ways.

If you are in doubt as to whether information that you have may be considered to be “Material” or “Nonpublic,” do not trade in any security issued by the company in question and do not disclose that information to anyone else.  Contact Geode’s General Counsel and the General Counsel will advise you as to whether the information you have is Inside Information.

(A)	How you may come into possession of Inside Information?

You may come into possession of Inside Information in a variety of ways.  For example:

•
In the course of seeking Geode’s concurrence with a proposed corporate action, the company may disclose Inside Information that it believes would be pertinent to Geode’s evaluation of that proposed action.

•	In a discussion with an employee of a company, you may learn information about the company that is Inside Information.

•	You may learn Inside Information through personal sources, such as your spouse whose company is involved in a transaction, or even from overhearing elevator conversations.

The fact that you have learned Inside Information does not mean that you have done anything wrong.  To the contrary, there are situations where you could learn Inside Information about a public company as a necessary part of performing your job.  At the same time, where you do not need Inside Information in order to do your job, you should try to avoid receiving it.

(B)	What to do when you acquire Inside Information?

1.	CONTACT GEODE’S GENERAL COUNSEL.

•
If there is a question about whether the information is “Inside Information,” contact Geode’s General Counsel who will make that determination and advise you.  Do not tell anyone else about the information, including your manager.

•	Geode’s General Counsel will give you instructions as to what you should do. Those instructions may include the following:

-	You may be told the information does not constitute “Inside Information” and that you are free to trade securities issued by the company in question and to disclose the information.

-	You may be instructed that the information is Inside Information and may not be disclosed to anyone else without express clearance from Geode Compliance.

-
You may be asked to sign a Confidentiality Letter or to follow additional procedures intended to preclude your communicating the Inside Information to others within Geode who do not know the Inside Information.

-
A code name for the project or company may be designated.  Once a code name is designated, that code name is to be used in all communications on the subject, whether these communications are in writing or oral.

2.	DO NOT TRADE IN ANY SECURITIES OF THE ISSUER.

•
You may not trade any security of the company about which you have Inside Information until you are informed that you are free to do so.  If you believe that the Inside Information has become public information or that it is no longer Material, you should contact Geode Compliance.  You may not trade until you have received clearance to do so.

•
Do not recommend to anyone else that he or she trade or refrain from trading in any securities of the company.  Such recommendations are prohibited even if you do not also disclose the Inside Information.

•
This is a complete ban and applies to any account in which you play any role in making investment decisions or exercise any investment discretion, regardless of whether you have a personal economic or ownership interest, including such accounts as:

•	any of your personal accounts;

•
any account in which you exercise investment discretion, including any account held by a Covered Person, any account held by a corporation in which you are a shareholder or officer, and any account for which you serve as trustee, guardian or executor;

•	any account over which you have trading authority as part of your job or on the basis of having actual control over the account, whether via a power of attorney or otherwise;

•	any account managed by Geode; and

•	any account administered by Geode.

3.	DO NOT DISCLOSE THE INFORMATION TO ANYONE ELSE, EXCEPT AS SET FORTH BELOW.

To avoid disabling all Geode businesses and employees from trading in securities of a particular company when only one of them has Inside Information about that company, it is often necessary to create information barriers to “wall off” those who know from those who do not know the information.  By restricting the knowledge to those who learned of it – as well as those who have a need to know it – those who do not know remain free to act with respect to the securities involved. Without information barriers, the knowledge of one part of the organization could be imputed to the entire organization.  To avoid this risk, you must be aware of and follow the procedures set forth below:

•	Do not tell your boss.

•
Do not tell other employees, including those who you believe need to know the information in order to do their jobs. If other employees in fact need to know the Inside Information in order to do their jobs, this will be handled through procedures that are tailored to limit disclosure to as great an extent as possible.  Do not take it into your own hands to decide what Inside Information other employees need to know.

•
Do not tell anyone else outside of Geode, including accountants, employees or directors of the issuer.  A decision whether it is necessary for such people to be told must be made in an appropriate manner by Geode’s General Counsel.

4.	Take other steps to protect the confidentiality of Inside Information

•
Do not leave documents containing Inside Information at copiers, in conference rooms or in any other place where they could be viewed by unauthorized persons.  When such documents are not being used, store them in a secure location.

•	Shred all documents containing Inside Information that are to be discarded.

•	Use passwords or other means to limit access to computer material containing Inside Information.

•
Do not discuss Inside Information in public places, such as social gatherings, hallways, office areas open to other employees, elevators, restaurants, trains, taxi cabs, other public transportation or places where you might be overheard.

(C)	Sanctions

Violations of this policy may in some cases also constitute violations of law and of the rules of regulatory and self-regulatory organizations.  Penalties for violating applicable laws and regulations are severe, and may include substantial fines against those who misuse Inside Information, against their supervisors and management, and against Geode, as well as jail sentences, industry bars, or a combination of these sanctions.

If you violate this policy, whether or not your conduct violates applicable laws or regulations, you will be subject to disciplinary action by Geode up to and including dismissal.

24.	Limitations on Disclosure to Geode Directors

You may not disclose to a Geode director any nonpublic information (as defined above) regarding trading activities or listings of current securities positions of any Portfolio or investment advisory recommendations or decisions of Geode, without the prior permission of the Chief Compliance Officer. If you believe that such information has become public, you should contact Geode Compliance and receive an express clearance from the Chief Compliance Officer before disclosing such information to Geode directors.

HOW WE ENFORCE THESE POLICIES

Geode Compliance
Geode Compliance reviews the forms and reports it receives.  If these reviews turn up information that is incomplete, questionable, or potentially in violation of the rules in this document, Geode Compliance will investigate the matter and may contact you.

If it is determined that you or another Covered Person has violated a rule, Geode Compliance or another appropriate party may take action.  This may take the form of:

•	a warning

•	a fine or other payment

•	a limitation or ban on personal trading

•	dismissal from employment

•	referral of the matter to civil or criminal authorities

Geode takes all rule violations seriously.  You should be aware that other securities laws and regulations not addressed by these rules may also apply to you, depending on your role at Geode.

Exceptions
In cases where exceptions to these rules are noted and you may qualify for them, you need to get prior approval from Geode Compliance.  The way to request any particular exception is discussed in the text of the relevant rule.  If you believe that you have a situation that warrants an exception that is not discussed in the rules, you’re welcome to submit a written request to Geode Compliance.  Your request will be considered by Geode Compliance in consultation with members of the Geode management, if appropriate, and you’ll be notified of the outcome.

The nature of these rules
These rules create an obligation of Advisory Employees and Portfolio Managers to Geode and the Portfolios.  These rules, however, are not a promise or contract, and may be modified at any time. Geode retains the discretion to decide whether any rule applies to a specific situation, and how it should be interpreted.

PART III  Additional Rules for Portfolio Managers Only

WHAT’S PROHIBITED

1.	Failing to recommend or trade for a Portfolio

You may not refrain from timely recommending or trading a suitable security for a  Portfolio in order to avoid an actual or apparent conflict of interest with a transaction in that security in one of your Covered Accounts.  Any time you receive, directly from an issuer, material information about that issuer that is publicly available, you must check to see if that information has been disclosed to Geode.  If not, you must communicate that information to Geode before you trade any securities of that company in a Covered Account.

2.	Trading within seven days of a Portfolio

Trading in a Covered Account within seven calendar days before or after a trade is executed in the same or equivalent security by any of the Portfolios you manage (or are involved in the day-to-day management of) is not permitted.

There are seven exceptions to this rule:

•
Transactions coinciding with index Portfolio trades. This prohibition does not apply to purchases and sales of securities by Portfolio Managers, which would otherwise violate this prohibition solely because the transactions coincide with trades made by a passively managed Geode index Portfolio that fully replicates its corresponding index.  With regard to coinciding trades made by an actively managed Geode index Portfolio, the prohibition will not apply if the coinciding trades were made pursuant to a program trade or standing order, the sole purpose of which is to maintain the weighting of each of the Portfolio’s securities in proportion to the weighting of each of the corresponding securities within the applicable index.

•
When the rule would work to the disadvantage of a Portfolio. You must never let a trade in a Covered Account prevent a Portfolio you manage (or are involved in the day-to-day management of) from subsequently trading the same security if not making the trade would disadvantage the Portfolio.  However, you need approval in advance from Geode Compliance before making any trades under this exception.  Geode Compliance will need to know, among other things, what new information arose since the date of the Covered Account trade.

•
When the conflicting Portfolio trade results from standing orders. A Covered Account trade may precede a Fund trade in the same security when the Fund’s trade was generated independently by the trading desk because of a standing instruction to trade proportionally across the Fund’s holdings in response to Portfolio cash flows.

•
When the Covered Account is independently managed. This exception applies only where a Covered Account is managed by a third-party professional investment adviser under a written contract, and you provide no input on day-to-day investment decisions.  To take advantage of this exception, you need written approval in advance from Geode Compliance.

•
When the conflicting personal trade or fund trade is in options or futures on, or ETFs that track the following indexes: Dow Jones Industrial Average, NASDAQ 100, S&P 100, S&P Midcap 400, S&P 500, S&P Europe 350, Russell 1000, Russell 2000, Morgan Stanley Consumer Index, FTSE 100, Nikkei 225, NSE S&P CNX Nifty 50, S&P/TSX 60, FTSE Mid 250, FTSE 350, Deutscher Aktien IndeX (DAX 30), and Hang Seng 100.

•	When the conflicting personal trade or fund trade is in options, futures and ETFs on commodity indexes.

•	When the conflicting personal trade or fund trade is in options, futures and ETFs based on one or more instruments that are not covered securities (e.g., currencies, US Treasuries).

TO DO
•
Before trading personally, consider whether there is any likelihood that you may be interested in trading that security in your assigned Portfolios within the next seven calendar days.  If so, refrain from trading in a Covered Account.

•	If a Portfolio you manage has recently traded a security, you must delay any Covered Account trades in that security until the eighth calendar day after the most recent trade by the Portfolio.

•	Contact Geode Compliance immediately to discuss any situation where these rules would work to the disadvantage of the Portfolios.

Legal Information
The Code of Ethics for Personal Investing constitutes the Code of Ethics adopted by Geode to comply with the provisions of Rule 17j-1 under the Investment Company Act of 1940, the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, the provisions of Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940 and to prevent violations of insider trading laws. Geode is required to provide a copy of this Code, and any amendments to it, to all directors, officers and employees covered under it.

Effective November 2009